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                                  Exhibit 21.1

Sideware Corp.
Sideware International SRL
3032650 Nova Scotia Company
9050 Investments Ltd.
Evergreen International Technology Inc.
9123 Investments Ltd.
Doorchester 52613 Investments Ltd.
JOT-IT! Software Corp.
484117 B.C. Ltd.